Exhibit 99.1

Helius Medical Technologies, Inc. Announces Exercise of Warrants and Issuance of New Warrants in a Private Placement for $3.7 Million Gross Proceeds Priced At-the-Market

NEWTOWN, Pa., Jan. 21, 2025 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (“Helius” or the “Company”), a neurotech company focused on delivering a novel therapeutic neuromodulation approach for balance and gait deficits, today announced today announced it has entered into agreements with certain holders of its existing warrants exercisable for 4,971,110 shares of its common stock, in the aggregate, to exercise outstanding warrants at a reduced exercise price of $0.751 per share, in exchange for new warrants as described below. The aggregate gross proceeds from the exercise of the existing warrants is expected to total approximately $3.7 million, before deducting financial advisory fees. The exercisability of the new warrants and any resulting issuance of the shares underlying the new warrants are subject to stockholder approval in accordance with Nasdaq rules.

Roth Capital Partners is acting as the Company’s financial advisor for this transaction.

The shares of common stock issuable upon exercise of the existing warrants are registered for resale by the holders of the existing warrants pursuant to a registration statement on Form S-1 (File No.333-278698) which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 6, 2024.

In consideration for the immediate exercise of the existing warrants for cash, the exercising holders will receive new warrants to purchase shares of common stock in a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”).

Subject to the receipt of stockholder approval for the issuance of the underlying shares of common stock, the new warrants will be exercisable for an aggregate of up to 6,213,888 shares of common stock, at an exercise price equal to the minimum exercise price under applicable Nasdaq rules, which was $0.751 per share as of the date of issuance. 3,728,333 of the warrants will remain exercisable for up to five years after stockholder approval, and 2,485,555 of the warrants will remain exercisable for up to two years after stockholder approval. The new warrants and underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement with the SEC to register the resale of the shares of common stock underlying the new warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About the PoNS Device and PoNS Therapy

The Portable Neuromodulation Stimulator (“PoNS”) is an innovative, non-implantable, orally applied therapy that delivers neurostimulation through a mouthpiece connected to a controller and it’s used, primarily at home, with physical rehabilitation exercise, to improve balance and gait. The PoNS device, which delivers mild electrical impulses to the tongue, is indicated for use in the United States as a short-term treatment of gait deficit due to mild-to-moderate symptoms from multiple sclerosis (“MS”) and is to be used as an adjunct to a supervised therapeutic exercise program in patients 22 years of age and over by prescription only.

PoNS has shown effectiveness in treating gait or balance and a significant reduction in the risk of falling in stroke patients in Canada, where it received authorization for sale in three indications: (i) for use as a short-term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from stroke and is to be used in conjunction with physical therapy; (ii) for use as a short-term treatment (14 weeks) of chronic balance deficit due to mild-to-moderate traumatic brain injury (“mmTBI”) and is to be used in conjunction with physical therapy; and (iii) for use as a short-term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from MS and is to be used in conjunction with physical therapy. PoNS is also authorized for sale in Australia for short term use by healthcare professionals as an adjunct to a therapeutic exercise program to improve balance and gait. For more information visit www.ponstherapy.com.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a leading neurotech company in the medical device field focused on neurologic deficits using orally applied technology platform that amplifies the brain’s ability to engage physiologic compensatory mechanisms and promote neuroplasticity, improving the lives of people dealing with neurologic diseases. The Company’s first commercial product is the Portable Neuromodulation Stimulator. For more information about the PoNS® or Helius Medical Technologies, visit www.heliusmedical.com.

Cautionary Disclaimer Statement

Certain statements in this news release are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private

Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact included in this news release are forward-looking statements that involve risks and uncertainties. Forward-looking statements are often identified by terms such as “believe,” “expect,” “continue,” “will,” “goal,” “aim” and similar expressions.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include uncertainties associated with the Company’s capital requirements to achieve its business objectives, availability of funds, the Company’s ability to find additional sources of funding, manufacturing, labor shortage and supply chain risks, including risks related to manufacturing delays, the Company’s ability to obtain national Medicare insurance coverage and to obtain a reimbursement code, the Company’s ability to continue to build internal commercial infrastructure, secure state distribution licenses, market awareness of the PoNS device, future clinical trials and the clinical development process, the product development process and the FDA regulatory submission review and approval process, other development activities, ongoing government regulation, and other risks detailed from time to time in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and its other filings with the United States Securities and Exchange Commission and the Canadian securities regulators, which can be obtained from either at www.sec.gov or www.sedar.com.

The reader is cautioned not to place undue reliance on any forward-looking statement. The forward-looking statements contained in this news release are made as of the date of this news release and the Company assumes no obligation to update any forward-looking statement or to update the reasons why actual results could differ from such statements except to the extent required by law.

Investor Relations Contact

Philip Trip Taylor

Gilmartin Group

investorrelations@heliusmedical.com